Exhibit 99.1

For more information contact:
Peter Benoist, President and CEO (314) 725-5500
Frank Sanfilippo, Chief Financial Officer (314) 725-5500
Jerry Mueller, Senior Vice President (314) 512-7251

ENTERPRISE FINANCIAL TO RELEASE FIRST QUARTER RESULTS
ON OR BEFORE MAY 11, 2009

St. Louis, April 21, 2009. Enterprise Financial Services Corp (NASDAQ: EFSC) announced that it will postpone the release of its first quarter results in order to complete the evaluation of goodwill on its balance sheet for impairment. The Company originally scheduled its first quarter release for April 21, 2009 but now expects to release first quarter results on or before May 11, 2009.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.